EXHIBIT 21
UFOOD RESTAURANT GROUP, INC.
Subsidiaries
KnowFat Franchise Company, Inc.
KFLG Watertown, Inc.
KnowFat of Downtown Crossing, Inc.
KnowFat of Landmark Center, Inc.